Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower, 65 East 55th Street
New York, New York 10022
(212) 451-2300
Facsimile (212) 451-2222
www.olshanlaw.com

New Jersey Office

2001 Route 46, Suite 202
Parsippany, New Jersey 07054
(973) 335-7400
Facsimile (973) 335-8018

March 24, 2005

NuCO2 Inc.
2800 S.E. Market Place
Stuart, Florida 34997

     Re: Registration Statement on Form S-3 (File No. 333-122226)

Ladies and Gentlemen:

     We have acted as counsel to NuCO2 Inc., a Florida corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-122226) initially filed with the Securities and Exchange Commission (the “Commission”) on January 21, 2005 (as amended through the date hereof, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of up to $150,000,000 aggregate offering price of (i) one or more series of senior, senior subordinated or subordinated debt securities of the Company (the “Debt Securities”), (ii) one or more series of preferred stock of the Company, no par value per share (the “Preferred Stock”), (iii) shares of common stock of the Company, $.001 par value per share (the “Common Stock”), and (iv) warrants to purchase Debt Securities, Common Stock or Preferred Stock (the “Warrants”). The Debt Securities, Preferred Stock, Common Stock and Warrants are collectively referred to herein as the “Securities.” The Debt Securities may be issued pursuant to one or more indentures (collectively, the “Indentures”) between the Company and a trustee (each, a “Trustee”). This opinion letter is being delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

     You have provided us with a prospectus (the “Prospectus”), which is a part of the Registration Statement, and preliminary and final supplements to the Prospectus (each, a “Prospectus Supplement”) in which you and certain selling shareholders are offering an aggegrate of 4,473,940 shares of Common Stock (the “Shares”).

     In connection with this opinion, we have examined the Company’s Amended and Restated Articles of Incorporation and By-Laws, each as amended to date, the Registration Statement and such other documents as we have considered appropriate for purposes of this opinion.

     We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such

March 24, 2005

examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by the requisite corporate action on the part of the Company and, when duly delivered against payment therefor, as contemplated by the Underwriting Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K filed as of the date hereof (the “Form 8-K”), will be validly issued, fully paid and non-assessable.

     We are members of the Bar of the State of New York. We express no opinion as to any other laws, statutes, regulations or ordinances other than those of the State of New York and the Business Corporation Act of the State of Florida (the “Florida BCA”). In rendering our opinion as it relates to the laws of the State of Florida, we have relied solely upon a review of the Constitution of the State of Florida and the Florida BCA, but not to the extent affected by other noncorporate law, and reported judicial decisions in the State of Florida related to the subject matter of this opinion. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is being furnished solely for the Company’s benefit in connection with the issuance, offer and sale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form 8-K and to the reference made to our firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

     Robert L. Frome, a director, optionholder and shareholder of the Company, is a partner of this firm. Other members of this firm are shareholders of the Company.

Very truly yours,
/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP